                                                                    EXHIBIT 99.1


                         [PLAINS RESOURCES LETTERHEAD]


Contact:     Jere C. Overdyke
             Executive Vice President and Chief Financial Officer
             (713) 739-6700 or (800) 934-6083

FOR IMMEDIATE RELEASE

                   PLAINS RESOURCES ANNOUNCES MATERIAL EVENTS
                         AND SCHEDULES CONFERENCE CALL

         Houston, Texas--June 21, 2002--Plains Resources Inc. (NYSE:PLX) announced today that it has received a private letter ruling from the Internal Revenue Service stating that PLX may distribute substantially all of its exploration and production assets on a tax-free basis through the distribution of the common stock of its subsidiary, Plains Exploration & Production Company
(PXP). PXP is currently a California limited partnership that PLX will convert to a Delaware corporation prior to a distribution.

         In addition, PLX announced PXP's filing of an initial registration statement for a public offering of common stock. Upon completion of this initial public offering, PLX will continue to own at least 80.1% of PXP's common stock. Goldman, Sachs & Co. will be the lead managing underwriter for the proposed offering. The public offering will be made only by means of a prospectus which may be obtained, when available, by writing or calling the underwriters: c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004 (212) 902-1000.

         PLX's distribution of its shares of PXP common stock to PLX stockholders is expected to occur during the first quarter of 2003, subject to PLX's receipt of a favorable supplement to its private letter ruling that after PXP's proposed initial public offering, the distribution will continue to qualify as a tax-free distribution to PLX and its U.S. stockholders. The distribution will also be subject to receipt of certain regulatory and third party consents. If the distribution occurs, PLX will retain its interest in oil and gas properties in Florida and its interests in Plains All American Pipeline, L.P. (NYSE:PAA) which consist of 7.9 million common units, 4.5 million subordinated units and 44% of the general partner of PAA.

         As a condition to effecting the distribution of its interest in PXP, PLX will be required to refinance all of its debt, including its $267.5 million outstanding principal amount of 10.25% senior subordinated notes due 2006. The 10.25% notes are currently redeemable at PLX's option at 103.4167% of the principal amount, plus accrued interest to the date of the redemption. PLX expects to call these notes for redemption imminently, subject to receiving acceptable financing. However, there can be no assurance these notes will be called for redemption.

         PLX also announced that at the time of the distribution, it expects to realign the management of PLX and PXP to reflect the separation of its midstream and upstream assets into two separate platforms. As part of this management realignment, PLX expects that John T. Raymond will assume the position of President and Chief Executive Officer of PLX, while James C. Flores will remain as Chairman of the Board of Directors. PLX also expects that Franklin R. Bay, currently its Senior Vice President of Corporate Development will continue in that role and also is expected to assume the role of Chief Legal Officer. In addition, Marc Hensel, PLX's current Vice President -- Corporate Development is expected to be named PLX's Senior Vice President of Finance and Chief Accounting Officer.

         After the distribution, PLX expects that Mr. Flores will become PXP's Chairman of the Board, President and Chief Executive Officer. Mr. Raymond is also expected to become the Vice Chairman of PXP. Mr. Jere C. Overdyke, currently PLX's Executive Vice President and Chief Financial Officer, will serve in that capacity at PXP, and Mr. Timothy T. Stephens, currently PLX's Executive Vice President -- Administration, Secretary and General Counsel, will serve in that capacity at PXP.

         PLX is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in PAA, PLX has interests in the midstream activities of marketing, gathering, transportation, terminalling, and storage of crude oil. PLX is headquartered in Houston, Texas.

         PLX's subsidiary, Plains Exploration & Production Company, L.P. is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore California, primarily in the Los Angeles Basin, and offshore California in the Point Arguello unit, and the Illinois Basin in southern Illinois. PXP is headquartered in Houston, Texas.

         PLX will host a conference call to discuss the transaction and related items on Monday, June 24, 2002. The call will begin at 10:00 a.m. (EDT). To participate in the call, please call 1-800-233-2795 or international 785-832-1077 at approximately 9:55 a.m. (EDT). Conference Id: Plains.

         To access the Internet webcast, please go to PLX's website at www.plainsresources.com, choose "investor relations", then choose "conference calls." Following the live webcast, the call will be archived for 60 days on PLX's website.

         To access the telephonic replay, call 1-888-566-0177, international 1-402-530-9315. The replay will be available beginning June 24, 2002, at approximately 2:00 p.m. (EDT) and continue through July 8, 2002.

         Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and gas and in estimating reserves, regulatory changes and other factors discussed in PLX's filings with the Securities and Exchange Commission.

         A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE ACCEPTED, PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     # # #